Exhibit 99.2

[NASDAQ LOGO APPEARS HERE]

By Facsimile and First Class Mail

October 4, 2005

Robert E. Pokusa

General Counsel

Star Scientific, Inc.

801 Liberty Way

Chester, VA 23836

Re:	Star Scientific, Inc. (the “Company”)

Dear Mr. Pokusa:

On September 29, 2005, the Company informed Staff that two of its independent directors, John R. Bartels and Whitmore B. Kelley, had resigned from the Board. Thereafter, the Board appointed two individuals, Ambassador Gerald P. Carmen and Dr. Christopher Chapman, to serve as directors. Dr. Chapman is considered independent; however, Ambassador Carmen is not independent due to payments he received for consulting services provided to the Company. Accordingly, the Company currently has two independent directors and three non-independent directors on its Board1 and does not meet the independent director requirements for continued listing on The Nasdaq Stock Market under Marketplace Rules 4350(c)(1)2 (the “Rule”).

As a result, Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market. To facilitate this review, on or before October 19, 2005, please provide the Company’s specific plan and timetable to achieve compliance with the Rule. Please also provide relevant documentation to support your plan, including but not limited to biographical information related to individuals, if any, being considered for appointment to the Board of Directors and the audit committee. Staff will contact the Company after reviewing the plan and notify you if we have any questions or concerns regarding the plan. If, after the conclusion of our review process, Staff determines that the plan does not adequately address the issues noted,

[1]	Independent directors include Dr. Chapman and Leo S. Tokin. Non-Independent directors include Gerald P. Carmen, Paul L. Perito and Johnnie Williams. The Company’s audit committee is comprised of Messrs. Tokin, Dr. Chapman and Ambassador Carmen. The Board appointed Ambassador Carmen under exceptional and limited circumstances determining his membership is in the best interest of the Company and shareholders.

[2]	Marketplace Rule 4350(c)(1) requires each issuer to maintain a majority of the board of directors comprised of independent directors.

Robert E. Pokusa

October 4, 2005

the Company will receive notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rule upon which it is based3. The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination4. For your convenience, we have enclosed a list of news services5.

In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days6. Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions relating to the compliance issues discussed above, please contact Mike Vasilios, Listing Analyst at (301) 978-8083.

Sincerely

/s/ Douglas D. McKenney

cc:	William P. O’Neill, Latham & Watkins, LLP

[3]	Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirements(s) for continued listing set forth in Marketplace Rule(s) .

[4]	This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Fifth Floor, Rockville, Maryland 20850.

[5]	The Company must ensure that the full test of the required announcement is disseminated publicly. The Company has not satisfied the requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

[6]	See, SEC Release No. 34-49424.

Robert E. Pokusa

October 4, 2005

News Services List

Dow Jones News Wire Spot	Bloomberg Business News	PR Newswire
News	Newsroom	810 7th Avenue, 35th Floor
Harborside Financial Center	P. O. Box 888	New York, NY 10019
600 Plaza Two	400 College Road East	(800) 832-5522
Jersey City, NJ 07311-.660	Princeton, NJ 08540-0888	(800) 793-9313 FAX
(201) 938-5400	(609) 750-4500
(201) 938-5600 FAX	(609) 897-8394 FAX
(800) 444-2090
Email: release@Bloomberg.net

Businesswire	Reuters	MarketWire
44 Montgomery Street	Corporate News Desk	5757 West Century Blvd.
39th Floor	3 Times Square	2nd Floor
San Francisco, CA 94104	New York, NY 10036	Los Angeles, CA 90045
(415) 986-4422	(646) 223-6000	(800) 774-9473
(415) 788-5335 FAX	(646) 223-6001 FAX	(310) 846-3701 FAX